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As filed with the Securities and Exchange Commission on June 11, 2014

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

SANCHEZ ENERGY CORPORATION
Exact name of Registrant as specified in it charter

Delaware State or other jurisdiction of incorporation or organization	1311 Primary Standard Industrial Classification Code Number	45-3090102 I.R.S. Employer Identification No.

1111 Bagby Street, Suite 1800
Houston, Texas 77002
(713) 783-8000
(Address, including zip code, and telephone number, including area code, of each registrant's principal executive offices)

Michael G. Long
Executive Vice President and Chief Financial Officer
1111 Bagby Street, Suite 1800
Houston, Texas 77002
(713) 783-8000
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

David P. Elder
Patrick Hurley
Akin Gump Strauss Hauer & Feld LLP
1111 Louisiana Street, 44th Floor
Houston, TX 77002
(713) 220-5800

Approximate date of commencement of proposed sale to the public:
From time to time after the effective date of this Registration Statement.

          If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: ☐

          If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: ☒

          If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

          If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

          If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☒

          If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

          Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer: ☐	Accelerated filer ☒	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(1)(2)	Proposed Maximum Aggregate Offering Price(1)(2)	Amount of Registration Fee(2)

Common Stock, par value $0.01 per share	6,285,638	$33.98	$213,585,979	$27,510

(1)
Pursuant to Rule 416 under the Securities Act of 1933, as amended (the "Securities Act"), includes an undetermined number of additional shares of common stock as may from time to time be issued by reason of stock splits, stock dividends and other similar transactions.

(2)
Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act, based upon the average of the high and low sales prices of the registrant's common stock on June 5, 2014, as reported on the New York Stock Exchange.

PROSPECTUS

SANCHEZ ENERGY CORPORATION

6,285,638 Shares of Common Stock

        This prospectus relates to an offer and sale of up to 6,285,638 shares of common stock, par value $0.01 per share, of Sanchez Energy Corporation by the selling stockholders identified in this prospectus or in supplements to this prospectus. The selling stockholders may offer shares of our common stock from time to time in a number of different ways and at varying prices. For more information on possible methods of offer and sale by the selling stockholders, you should refer to the section of this prospectus entitled "Plan of Distribution." We will not receive any proceeds from the sale of any shares covered by this prospectus. We will bear all costs, expenses and fees in connection with the registration of the shares. The selling stockholders will bear all commissions and discounts, if any, attributable to the sale of shares.

        Our common stock is listed on the New York Stock Exchange ("NYSE") under the symbol "SN." On June 9, 2014, the last reported sale price of our common stock on the NYSE was $34.89.

        Investing in our common stock involves risk. You should carefully read the information under the heading "Risk Factors" beginning on page 6 of this prospectus.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

        The date of this prospectus is June 11, 2014.

        You should rely only on the information contained or incorporated by reference in this prospectus and any prospectus supplement. We have not authorized anyone to provide you with additional or different information. If anyone provides you with different or inconsistent information, you should not rely on it. This prospectus and any prospectus supplement are not an offer to sell or the solicitation of an offer to buy any securities other than the securities to which they relate and are not an offer to sell or the solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make an offer or solicitation in that jurisdiction. You should assume that the information appearing in this prospectus and any prospectus supplement, as well as the information contained in any document incorporated by reference herein or therein, is accurate as of the date of such document only. Our business, financial condition, results of operations and prospects may have changed since that date.

i

FORWARD-LOOKING STATEMENTS

        This prospectus includes, and the documents we incorporate by reference herein contain, forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the "Securities Act"), and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). All statements, other than statements of historical facts, included in this prospectus or incorporated herein by reference that address activities, events or developments that we expect, believe or anticipate will or may occur in the future are forward-looking statements. These statements are based on certain assumptions we made based on management's experience, perception of historical trends and technical analyses, current conditions, anticipated future developments and other factors believed to be appropriate and reasonable by management. When used in this prospectus, words such as "will," "potential," "believe," "estimate," "intend," "expect," "may," "should," "anticipate," "could," "plan," "predict," "project," "profile," "model," "strategy," "future" or their negatives or the statements that include these words or other words that convey the uncertainty of future events or outcomes, are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words. In particular, statements, express or implied, concerning our future operating results and returns or our ability to replace or increase reserves, increase production, or generate income or cash flows are forward-looking statements. Forward-looking statements are not guarantees of performance. Although we believe that the expectations reflected in our forward-looking statements are reasonable and are based on reasonable assumptions, no assurance can be given that these assumptions are accurate or that any of these expectations will be achieved (in full or at all) or will prove to have been correct. Important factors that could cause our actual results to differ materially from the expectations reflected in the forward looking statements include, among others:

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  our ability to successfully execute our business and financial strategies;

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  our ability to replace the reserves we produce through drilling and property acquisitions;

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  our ability to close our recently announced Catarina acquisition;

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  the realized benefits of the acreage acquired in our various acquisitions, including our pending Catarina acquisition, and other assets and liabilities assumed in connection therewith;

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  the extent to which our drilling plans are successful in economically developing our acreage in, and to produce reserves and achieve anticipated production levels from, our existing and future projects;

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  the accuracy of reserve estimates, which by their nature involve the exercise of professional judgment and may therefore be imprecise;

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  the extent to which we can optimize reserve recovery and economically develop our plays utilizing horizontal and vertical drilling, advanced completion technologies and hydraulic fracturing;

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  our ability to successfully execute our hedging strategy and the resulting realized prices therefrom;

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  competition in the oil and natural gas exploration and production industry for employees and other personnel, equipment, materials and services and, related thereto, the availability and cost of employees and other personnel, equipment, materials and services;

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  our ability to access the credit and capital markets to obtain financing on terms we deem acceptable, if at all, and to otherwise satisfy our capital expenditure requirements;

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  the availability, proximity and capacity of, and costs associated with, gathering, processing, compression and transportation facilities;

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  the timing and extent of changes in prices for, and demand for, crude oil and condensate, natural gas liquids ("NGLs"), natural gas and related commodities;

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  our ability to compete with other companies in the oil and natural gas industry;

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  the impact of, and changes in, government policies, laws and regulations, including tax laws and regulations, environmental laws and regulations relating to air emissions, waste disposal, hydraulic fracturing and access to and use of water, laws and regulations imposing conditions and restrictions on drilling and completion operations and laws and regulations with respect to derivatives and hedging activities;

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  developments in oil-producing and natural gas-producing countries;

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  our ability to effectively integrate acquired crude oil and natural gas properties into our operations, fully identify existing and potential problems with respect to such properties and accurately estimate reserves, production and costs with respect to such properties;

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  the extent to which our crude oil and natural gas properties operated by others are operated successfully and economically;

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  the use of competing energy sources and the development of alternative energy sources;

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  unexpected results of litigation filed against us;

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  the extent to which we incur uninsured losses and liabilities or losses and liabilities in excess of our insurance coverage; and

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  the other factors described under "Risk Factors" in this prospectus or incorporated by reference into this prospectus.

        In light of these risks, uncertainties and assumptions, the events anticipated by our forward-looking statements may not occur, and, if any of such events do, we may not have correctly anticipated the timing of their occurrence or the extent of their impact on our actual results. Accordingly, you should not place any undue reliance on any of our forward-looking statements. Any forward-looking statement speaks only as of the date on which such statement is made, and we undertake no obligation to correct or update any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by applicable law. These cautionary statements qualify all forward-looking statements attributable to us or persons acting on our behalf.

 ABOUT THIS PROSPECTUS

        This prospectus is part of a registration statement that we filed with the SEC, utilizing a "shelf" registration process. Under this shelf process, the selling stockholders may, from time to time, sell the shares of common stock described in this prospectus in one or more offerings. Each time the selling stockholders offer shares of common stock, we will, if required, provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement also may add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described under the heading "Where You Can Find More Information."

        You should rely only on the information contained or incorporated by reference in this prospectus and in any prospectus supplement. We and the selling stockholders have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. Neither we nor the selling stockholders are making offers to sell or solicitations to buy the securities in any jurisdiction in which an offer or solicitation is not authorized or in which the person making that offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make an offer or solicitation. You should not assume that the information in this prospectus or any prospectus supplement, as well as the information we previously filed with the SEC that we incorporate by reference in this prospectus or any prospectus supplement, is accurate as of any date other than its respective date. Our business, financial condition, results of operations and prospects may have changed since those dates.

 WHERE YOU CAN FIND MORE INFORMATION

        We file annual, quarterly and current reports, proxy statements and other information with the SEC. We also filed a registration statement on Form S-3, including exhibits, under the Securities Act with respect to the shares covered by this prospectus. This prospectus is a part of the registration statement, but does not contain all of the information included in the registration statement or the exhibits. You may read and copy the registration statement and any other document that we file at the SEC's public reference room at 100 F Street, N.E., Washington D.C. 20549. You can call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room. You can also find our public filings with the SEC on the internet at a web site maintained by the SEC located at http://www.sec.gov. We also make available on our internet website our annual, quarterly and current reports and amendments as soon as reasonably practicable after such documents are electronically filed with, or furnished to, the SEC. Our Internet address is www.sanchezenergycorp.com. The information on our website is not incorporated by reference into this prospectus and does not constitute a part of this prospectus.

        We are "incorporating by reference" specified documents that we file with the SEC, which means:

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  incorporated documents are considered part of this prospectus;

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  we are disclosing important information to you by referring you to those documents; and

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  information we file later with the SEC will automatically update and supersede information contained in this prospectus.

        We incorporate by reference the documents listed below (excluding any information furnished and not filed with the SEC), which we filed with the SEC under the Exchange Act:

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  Our Annual Report on Form 10-K for the year ended December 31, 2013, filed on March 12, 2014;

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  Our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2014, filed on May 12, 2014;

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  Our Current Report on Form 8-K/A filed on December 20, 2013;

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  Our Current Reports on Form 8-K filed on June 3, 2013, February 13, 2014, February 14, 2014, March 5, 2014, March 6, 2014, May 22, 2014, May 30, 2014 and June 11, 2014; and

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  The description of our common stock contained in our Form 8-A filed December 9, 2011, including any amendment to that form that we may file in the future for the purpose of updating the description of our common stock.

        In addition, we incorporate by reference in this prospectus any future filings made by the Company with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act (excluding any information furnished and not filed with the SEC) after the date on which the registration statement that includes this prospectus was initially filed with the SEC (including all such documents we may file with the SEC after the date of the initial registration statement and prior to the effectiveness of the registration statement) and until all offerings under this shelf registration statement are terminated.

        Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for all purposes to the extent that a statement contained in this prospectus or in any other subsequently filed document which is also incorporated or deemed to be incorporated by reference, modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus. You may request a copy of these filings (other than an exhibit to a filing unless that exhibit is specifically incorporated by reference into that filing) at no cost by writing or telephoning us at the following address and telephone number:

Sanchez Energy Corporation
Attention: Secretary
1111 Bagby Street, Suite 1800
Houston, Texas 77002
(713) 783-8000

THE COMPANY

        Sanchez Energy Corporation (together with its consolidated subsidiaries, the "Company," "we," "our," "us" or similar terms) is an independent exploration and production company focused on the exploration, acquisition and development of unconventional oil and natural gas resources in the onshore U.S. Gulf Coast region, with a current focus on the Eagle Ford Shale in South Texas and, to a lesser extent, the Tuscaloosa Marine Shale ("TMS") in Mississippi and Louisiana. We have accumulated approximately 120,000 net leasehold acres in the oil and condensate windows of the Eagle Ford Shale and approximately, as of March 31, 2014, we had accumulated 40,000 net leasehold acres in what we believe to be the core of the TMS. We are currently focused on the horizontal development of significant resource potential from the Eagle Ford Shale, with plans to invest a majority of our 2014 drilling and completion budget in the area.

        We are continuously evaluating opportunities to increase both our acreage and our producing assets through acquisitions. Our successful acquisition of such assets will depend on both the opportunities and the financing alternatives available to us at the time we consider such opportunities.

        Our principal executive offices are located at 1111 Bagby Street, Suite 1800, Houston, Texas 77002, and our telephone number is (713) 783-8000. Our website address is www.sanchezenergycorp.com. Information on our website (except for documents incorporated by reference as described below under the heading "Where You Can Find More Information") is not incorporated by reference into, and does not constitute a part of, this prospectus.

RISK FACTORS

        An investment in our common stock involves a high degree of risk. You should carefully consider the risk factors and all of the other information included in, or incorporated by reference into, this prospectus, including those included in our most recent Annual Report on Form 10-K and Current Reports on Form 8-K, in evaluating an investment in our common stock. If any of these risks were to occur, our business, financial condition or results of operations could be adversely affected. In that case, the trading price of our common stock could decline and you could lose all or part of your investment.

Risks Relating to Our Common Stock

Future sales of our common stock in the public market or the issuance of securities senior to our common stock, or the perception that these sales may occur, could adversely affect the trading price of our common stock and our ability to raise funds in stock offerings.

        Sales by us or our stockholders of a substantial number of shares of our common stock in the public markets, or the perception that these sales might occur, could cause the market price of our common stock to decline or could impair our ability to raise capital through a future sale of, or pay for acquisitions using, our equity securities. We are currently authorized to issue 150,000,000 shares of common stock and 15,000,000 shares of preferred stock with such designations, rights, preferences, privileges and restrictions as determined by our board of directors. As of June 9, 2014, we had outstanding approximately 53.1 million shares of common stock, 1,886,485 shares of 4.875% Cumulative Perpetual Convertible Preferred Stock, Series A, or the "4.875% Preferred Stock," and 3,532,330 shares of 6.500% Cumulative Perpetual Convertible Preferred Stock, Series B, or the "6.500% Preferred Stock," which shares of preferred stock are currently convertible into up to approximately 12.6 million shares of our common stock, subject to adjustment under certain circumstances. We may also elect to pay quarterly dividends on shares of 4.875% Preferred Stock or 6.500% Preferred Stock with newly issued shares of our common stock. There are also an additional 4.2 million shares available for future issuance to our directors, officers and employees as restricted stock or stock option awards pursuant to our Amended and Restated 2011 Long Term Incentive Plan. The potential issuance of such additional shares of common stock may create downward pressure on the trading price of our common stock.

        We may issue common stock or other equity securities senior to our common stock in the future for a number of reasons, including to finance our operations and growth plans, to adjust our ratio of debt-to-equity, to satisfy our obligations upon the conversion of convertible securities, or for other reasons. We cannot predict the effect, if any, that future sales or issuances of shares of our common stock or other equity securities, or the availability of shares of common stock or such other equity securities for future sale or issuance, will have on the trading price of our common stock.

Our common stock ranks junior to the 4.875% Preferred Stock and 6.500% Preferred Stock with respect to dividends and amounts payable in the event of our liquidation.

        Our common stock ranks junior to the 1,886,485 outstanding shares of 4.875% Preferred Stock and 3,532,330 outstanding shares of 6.500% Preferred Stock with respect to the payment of dividends and amounts payable in the event of our liquidation, dissolution or winding-up. Consequently, unless dividends have been paid or set aside for payment on all outstanding 4.875% Preferred Stock and 6.500% Preferred Stock for all past dividend periods and the then-current dividend period, no dividends may be declared or paid on our common stock. In the event of our voluntary or involuntary liquidation, dissolution or winding-up, no distribution of our assets may be made to holders of our common stock until we have paid to holders of the 4.875% Preferred Stock and 6.500% Preferred Stock a liquidation preference equal to $50.00 per share plus accrued and unpaid dividends. Furthermore, our board of directors has the authority to issue up to 9,581,185 additional shares of preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions thereof, including dividend rights, dividend rates, conversion rates, voting rights, terms of redemption, redemption prices and liquidation preferences and, which may be superior to those of the common stock, without further vote or action by the stockholders.

Because we have no plans to pay dividends on our common stock, investors must look solely to stock appreciation for a return on their investment in us.

        We do not anticipate paying any cash dividends on our common stock in the foreseeable future. We currently intend to retain all future earnings to fund the development and growth of our business. Any payment of future dividends will be at the discretion of our board of directors and will depend on, among other things, our earnings, financial condition, capital requirements, level of indebtedness, statutory and contractual restrictions applying to the payment of dividends and other considerations that our board of directors may deem relevant. Covenants contained in our credit facility, our indenture and the certificates of designations for our preferred stock restrict our ability to pay dividends on our common stock. Investors must rely on sales of their common stock after price appreciation, which may never occur, as the only way to realize a return on their investment. Investors seeking cash dividends should not purchase our common stock.

Risks Relating to the Catarina Acquisition

We may not be able to consummate the Catarina acquisition.

        On May 21, 2014, we entered into the purchase and sale agreement for the acquisition of certain oil and gas properties and related assets from subsidiaries of Royal Dutch Shell plc, which we refer to as the "Catarina acquisition." The consummation of the Catarina acquisition is subject to certain closing conditions, including conditions that must be met by the sellers and which are beyond our control. In addition, under certain circumstances, we or the sellers are able to terminate the purchase and sale agreement. There can be no assurances that the Catarina acquisition will be consummated in the anticipated timeframe, on the terms described herein, or at all.

        If the Catarina acquisition is not consummated, under certain circumstances, we may be required to forfeit our $51.1 million deposit under the purchase and sale agreement. Furthermore, our stock price could be negatively impacted if we fail to complete the Catarina acquisition.

The Catarina acquisition involves risks associated with acquisitions and integrating acquired assets, including the potential exposure to significant liabilities, and the intended benefits of the Catarina acquisition may not be realized.

        The Catarina acquisition involves risks associated with acquisitions and integrating acquired assets into existing operations, including that:

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  our senior management's attention may be diverted from the management of daily operations to the integration of the assets acquired in the Catarina acquisition;

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  we could incur significant unknown and contingent liabilities for which we have limited or no contractual remedies or insurance coverage;

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  the assets acquired in the Catarina acquisition may not perform as well as we anticipate; and

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  unexpected costs, delays and challenges may arise in integrating the assets acquired in the Catarina acquisition into our existing operations.

        Even if we successfully integrate the assets acquired in the Catarina acquisition into our operations, it may not be possible to realize the full benefits we anticipate or we may not realize these benefits within the expected timeframe. If we fail to realize the benefits we anticipate from the Catarina acquisition, our business, results of operations and financial condition may be adversely affected.

Under the terms of the lease with respect to the Catarina assets, we will be subject to annual drilling and development requirements and failure to comply with these requirements may result in loss of our interests in the Catarina area that are not held by production.

        In order to protect our exploration and development rights in the Catarina area, following the closing of the Catarina acquisition we will be required to meet certain drilling and other requirements under the lease with respect to this area (the "Lease"). For example, we will be in the continuous development phase of the Lease that currently requires the lessee to drill 50 wells per year (measured from July to July). If we fail to meet the minimum drilling commitment, the lessor may require us to forfeit our acreage under the Lease and rights to develop land not held by production (excluding, in certain instances, associated rights such as midstream assets). In addition, the Lease will require us to go no longer than 120 days without spudding a well, and failure to do so may also require us to forfeit our acreage under the Lease and rights to develop land not held by production (excluding, in certain instances, acreage upon which associated midstream assets are located). Our drilling plans for our undeveloped leasehold acreage are subject to change based upon various factors, including factors that are beyond our control, such as drilling results, oil, natural gas and NGL prices, the availability and cost of capital, drilling and production costs, availability of drilling services and equipment, gathering system and pipeline transportation constraints and regulatory approvals. Because of these uncertainties, we cannot assure you that we will be able meet our obligations under the Lease following the closing of the Catarina acquisition. If the Lease expires following the closing of the Catarina acquisition, we will lose our right to develop the related properties on this acreage, which could adversely affect our business, financial condition and results of operation.

The geographic concentration of the properties in the Catarina area of approximately 106,000 contiguous net acres under one lease will subject us to an increased risk of loss of revenue or curtailment of production from factors specifically affecting the Catarina acreage.

        The Catarina assets, comprised of approximately 106,000 contiguous net acres in Dimmit, LaSalle and Webb Counties, Texas under the Lease, represent, on a pro forma basis, approximately 51% of our proved reserves as of December 31, 2013, over 50% of our production as of March 31, 2014, and over 40% of our acreage as of March 31, 2014. Some or all of the Catarina properties could be affected should the region experience severe weather or natural disasters, moratoria on drilling or permitting delays, delays in or the inability to obtain regulatory approvals, delays or decreases in production, delays or decreases in the availability of drilling rigs and related equipment, facilities, personnel or services, delays or decreases in the availability of capacity to transport, gather or process production, and/or changes in the regulatory, political and fiscal environment. We maintain insurance coverage for only a portion of risks that may affect our business. In addition, following the closing of the Catarina acquisition, we may lose certain of our rights under the Lease under certain circumstances. "See—Under the terms of the lease with respect to the Catarina assets, we will be subject to annual drilling and development requirements and failure to comply with these requirements may result in loss of our interests in the Catarina area that are not held by production." Due to the concentrated nature of our portfolio of properties, particularly with respect to the Catarina area following the closing of the Catarina acquisition, a number of our properties could experience any of the same conditions at the same time, resulting in a relatively greater impact on our results of operations than they might have on other companies that have a more diversified portfolio of properties.

 USE OF PROCEEDS

        This prospectus relates to the offer and sale from time to time of up to an aggregate of 6,285,638 shares of common stock for the account of the selling stockholders referred to in this prospectus. We will not receive any of the proceeds from the sale of any shares of common stock by the selling stockholders.

DESCRIPTION OF CAPITAL STOCK

        The following discussion is a summary of the terms of our capital stock that are contained in our restated certificate of incorporation, including the certificates of designations for our 4.875% Preferred Stock and 6.500% Preferred Stock annexed thereto, and our amended and restated by-laws and does not purport to be complete and is qualified in its entirety by reference to the provisions of applicable law and to our restated certificate of incorporation, certificates of designations and amended and restated by-laws, which are filed as exhibits to the registration statement of which this prospectus is a part.

        Our authorized capital stock consists of 150,000,000 shares of common stock, $0.01 par value per share, of which 53,125,398 shares were issued and outstanding as of June 9, 2014, and 15,000,000 shares of preferred stock, $0.01 par value per share, of which (i) 3,000,000 shares of 4.875% Preferred Stock were issued and 1,886,485 shares of 4.875% Preferred Stock were outstanding, and (ii) 4,500,000 shares of 6.500% Preferred Stock were issued and 3,532,330 shares of 6.500% Preferred Stock were outstanding as of June 9, 2014.

Common Stock

        Holders of common stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders, and do not have cumulative voting rights. Subject to preferences that may be applicable to any outstanding shares of preferred stock, holders of common stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by our board of directors out of funds legally available for dividend payments. All outstanding shares of common stock are fully paid and non-assessable. The holders of common stock have no preferences or rights of conversion, exchange, pre-emption or other subscription rights. There are no redemption or sinking fund provisions applicable to the common stock. In the event of any liquidation, dissolution or winding-up of our affairs, holders of common stock will be entitled to share ratably in our assets that are remaining after payment or provision for payment of all of our debts and obligations and after liquidation payments to holders of outstanding shares of preferred stock.

Preferred Stock

        Our restated certificate of incorporation authorizes our board of directors, subject to any limitations prescribed by law, without further stockholder approval, to establish and to issue from time to time one or more classes or series of preferred stock, par value $0.01 per share, covering up to an aggregate of 15,000,000 shares of preferred stock. Each class or series of preferred stock will cover the number of shares and will have preferences, voting powers, qualifications and special or relative rights or privileges determined by the board of directors, which may include, among others, dividend rights, liquidation preferences, voting rights, conversion rights, preemptive rights and redemption rights.

        Our board of directors has designated 3,000,000 shares of our preferred stock as 4.875% Cumulative Perpetual Convertible Preferred Stock, Series A. Each holder of the 4.875% Preferred Stock is entitled to an annual dividend of 4.875% on the liquidation preference of $50.00 per share to be paid quarterly in cash, common stock or a combination thereof on January 1, April 1, July 1 and October 1, when and if such dividend has been declared by our board of directors. We cannot make any dividends or other distributions (except in certain specified limited circumstances) on our common stock, or purchase our common stock, unless all accumulated and unpaid dividends on our 4.875% Preferred Stock have been declared and paid (or are declared and a sufficient amount for the payment of such dividends has been set apart). Each share of 4.875% Preferred Stock has a liquidation preference of $50.00 per share plus accumulated and unpaid dividends and is convertible, at the holder's option, into shares of our common stock based on an initial conversion price of $21.51 per share of our common stock, subject to adjustment upon the occurrence of certain events. In addition, if a "fundamental change" (as defined in the certificate of designations for our convertible preferred stock) occurs, we may be required to increase the conversion rate for a holder that elects to convert its shares of 4.875% Preferred Stock in connection with the fundamental change based on the stock price and the effective date of the fundamental change (subject to our right to pay cash in lieu of delivering shares of our common stock upon conversion). The 4.875% Preferred Stock will not be subject to redemption by us and no "sinking fund" is provided for the 4.875% Preferred Stock.

        At any time on or after October 5, 2017, we may cause all outstanding shares of 4.875% Preferred Stock to be converted into shares of common stock if the closing price of our common stock equals or exceeds 130% of the then-prevailing conversion price for at least 20 trading days in a period of 30 consecutive trading days, in which case, each holder will receive, for each share of 4.875% Preferred Stock being converted, a number of shares of our common stock equal to the conversion rate, as described in the certificate of designations related to our 4.875% Preferred Stock. The holders of our 4.875% Preferred Stock have no voting rights unless dividends payable on such stock are in arrears for six or more quarterly periods (whether or not consecutive). In that event, the holders of the 4.875% Preferred Stock, voting as a single class with the shares of any other preferred stock or preference securities having similar voting rights, will be entitled at the next regular or special meeting of our stockholders to elect two directors and the number of directors that comprise our board will be increased by the number of directors so elected. These voting rights and the terms of the directors so elected will continue until such time as the dividend arrearage on the 4.875% Preferred Stock has been paid in full.

        In addition, our board of directors has designated 4,500,000 shares of our preferred stock as 6.500% Cumulative Perpetual Convertible Preferred Stock, Series B. Each holder of the 6.500% Preferred Stock is entitled to an annual dividend of 6.500% on the liquidation preference of $50.00 per share to be paid quarterly in cash, common stock or a combination thereof on January 1, April 1, July 1 and October 1, when and if such dividend has been declared by our board of directors. We cannot make any dividends or other distributions (except in certain specified limited circumstances) on our common stock, or purchase our common stock, unless all accumulated and unpaid dividends on our 6.500% Preferred Stock have been declared and paid (or are declared and a sufficient amount for the payment of such dividends has been set apart). Each share of 6.500% Preferred Stock has a liquidation preference of $50.00 per share plus accumulated and unpaid dividends and is convertible, at the holder's option, into shares of our common stock based on an initial conversion price of $21.40 per share of our common stock, subject to adjustment upon the occurrence of certain events. In addition, if a "fundamental change" (as defined in the certificate of designations for our 6.500% Preferred Stock) occurs, we may be required to increase the conversion rate for a holder that elects to convert its shares of 6.500% Preferred Stock in connection with the fundamental change based on the stock price and the effective date of the fundamental change (subject to our right to pay cash in lieu of delivering shares of our common stock upon conversion). The 6.500% Preferred Stock will not be subject to redemption by us and no "sinking fund" is provided for the 6.500% Preferred Stock.

        At any time on or after April 6, 2018, we may cause all outstanding shares of the 6.500% Preferred Stock to be converted into shares of common stock if the closing price of our common stock equals or exceeds 130% of the then-prevailing conversion price for at least 20 trading days in a period of 30 consecutive trading days, in which case, each holder will receive, for each share of 6.500% Preferred Stock being converted, a number of shares of our common stock equal to the conversion rate, as described in the certificate of designations related to our 6.500% Preferred Stock. The holders of our 6.500% Preferred Stock have no voting rights unless dividends payable on such stock are in arrears for six or more quarterly periods (whether or not consecutive). In that event, the holders of the 6.500% Preferred Stock, voting as a single class with the shares of any other preferred stock or preference securities having similar voting rights, will be entitled at the next regular or special meeting of our stockholders to elect two directors and the number of directors that comprise our board will be increased by the number of directors so elected. These voting rights and the terms of the directors so elected will continue until such time as the dividend arrearage on the 6.500% Preferred Stock has been paid in full.

Anti-Takeover Effects of Provisions of Our Restated Certificate of Incorporation, Our Amended and Restated By-laws and Delaware Law

        Some provisions of Delaware law, and our restated certificate of incorporation and our amended and restated by-laws described below, contain provisions that could make the following transactions more difficult: acquisitions of us by means of a tender offer, a proxy contest or otherwise; or removal of our incumbent officers and directors. These provisions may also have the effect of preventing changes in our management. It is possible that these provisions could make it more difficult to accomplish or could deter transactions that stockholders may otherwise consider to be in their best interest or in our best interests, including transactions that might result in a premium over the market price for our shares.

        These provisions, summarized below, are expected to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with us. We believe that the benefits of increased protection and our potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure us outweigh the disadvantages of discouraging these proposals because, among other things, negotiation of these proposals could result in an improvement of their terms.

Delaware Law

        We are subject to the provisions of Section 203 of the Delaware General Corporation Law regulating corporate takeovers. In general, those provisions prohibit a Delaware corporation, including those whose securities are listed for trading on the NYSE, from engaging in any business combination with any interested stockholder for a period of three years following the date that the stockholder became an interested stockholder, unless:

  •
  the transaction is approved by the board of directors before the date the interested stockholder attained that status;

  •
  upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced; or

  •
  on or after such time the business combination is approved by the board of directors and authorized at a meeting of stockholders by at least two-thirds of the outstanding voting stock that is not owned by the interested stockholder.

Section 203 defines "business combination" to include the following:

  •
  any merger or consolidation involving the corporation and the interested stockholder;

  •
  any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder;

  •
  subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

  •
  any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or

  •
  the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

        In general, Section 203 defines an interested stockholder as any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by any of these entities or persons.

        A Delaware corporation may "opt out" of Section 203 with an express provision in its original certificate of incorporation or an express provision in its certificate of incorporation or bylaws resulting from amendments approved by the holders of at least a majority of the corporation's outstanding voting shares. We have not opted out of the provisions of Section 203. The statute could prohibit or delay mergers or other takeover or change in control attempts and, accordingly, may discourage attempts to acquire us.

Restated Certificate of Incorporation and Amended and Restated By-laws

        Among other things, our restated certificate of incorporation and amended and restated by-laws:

  •
  establish advance notice procedures with regard to stockholder proposals relating to the nomination of candidates for election as directors or new business to be brought before meetings of our stockholders. These procedures provide that notice of stockholder proposals must be timely given in writing to our corporate secretary prior to the meeting at which the action is to be taken. Generally, to be timely, notice must be received at our principal executive offices not less than 90 days nor more than 120 days prior to the first anniversary date of the annual meeting for the preceding year. Our amended and restated by-laws specify the requirements as to form and content of all stockholders' notices. These requirements may preclude stockholders from bringing matters before the stockholders at an annual or special meeting;

  •
  provide our board of directors the ability to authorize undesignated preferred stock. This ability makes it possible for our board of directors to issue, without stockholder approval, preferred stock with voting or other rights or preferences that could impede the success of any attempt to change control of us. These and other provisions may have the effect of deferring hostile takeovers or delaying changes in control or management of our company;

  •
  provide that the authorized number of directors may be changed only by resolution of the board of directors;

  •
  provide that all vacancies, including newly created directorships, may, except as otherwise required by law, be filled by the affirmative vote of a majority of directors then in office, even if less than a quorum;

  •
  provide that the affirmative vote of the holders of at least 75% in voting power of all then outstanding shares of our capital stock entitled to vote generally in the election of directors, voting together as a single class, shall be required to remove any or all of the directors from office at any time;

  •
  provide that our board of directors is divided into three classes with each class serving staggered three year terms;

  •
  provide that special meetings of our stockholders may only be called by our Chairman of the Board, Chief Executive Officer, President or pursuant to a resolution adopted by our board of directors;

  •
  provide that, subject to the terms of any series of preferred stock that is outstanding at such time, any action required or permitted to be taken by our stockholders must be effected at an annual or special meeting of the stockholders and may not be effected by written consent in lieu of a meeting; and

  •
  provide that the affirmative vote of the holders of at least 75% in the voting power of all then outstanding shares of our capital stock entitled to vote generally in the election of directors will be required to amend, alter, or repeal certain provisions of our restated certificate of incorporation or any provision of our amended and restated by-laws. The board of directors can also unilaterally amend, alter, or repeal our amended and restated by-laws with the affirmative vote of a majority of the entire board of directors.

Indemnification Matters

        Our restated certificate of incorporation limits the liability of our directors for monetary damages for breach of fiduciary duty as a director to the fullest extent permitted by law. Our amended and restated by-laws provide that we will indemnify our directors and officers to the fullest extent permitted by Delaware law. Our amended and restated by-laws also permit us to purchase insurance on behalf of any officer, director, employee or other agent for any liability arising out of that person's actions as our officer, director, employee or agent, regardless of whether Delaware law would permit indemnification. We have entered into indemnification agreements with each of our current directors and officers, and we intend to enter into indemnification agreements with each of our future directors and officers. These agreements require us to indemnify these individuals to the fullest extent permitted under Delaware law against liability that may arise by reason of their service to us, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified. We believe that the indemnification agreements will facilitate our ability to continue to attract and retain qualified individuals to serve as directors and officers.

Provisions of Our Restated Certificate of Incorporation Governing Corporate Opportunities

        We and Sanchez Oil & Gas Corporation ("SOG"), Sanchez Energy Partners I, LP, and certain of their affiliates (but excluding us, collectively, the "Sanchez Group") are engaged in similar activities or lines of business and have an interest in the same areas of corporate opportunities. Members of the Sanchez Group will not have a duty to refrain from engaging directly or indirectly in the same or similar business activities or lines of business as us, and to the fullest extent permitted by law, no member of the Sanchez Group nor any of their directors or officers will be liable to us or our stockholders for breach of any fiduciary duty, by reason of any such activities. Additionally, if any member of the Sanchez Group acquires knowledge of a potential transaction or matter that may be a corporate opportunity for it and us, to the fullest extent permitted by law, such member of the Sanchez Group will have no duty to communicate or offer such corporate opportunity to us and will not be liable to us or our stockholders for breach of any duty (fiduciary or otherwise) if such member of the Sanchez Group pursues or acquires such corporate opportunity for itself or directs such corporate opportunity to its affiliates. If any director or officer of any member of the Sanchez Group who is also one of our officers or directors becomes aware of a potential business opportunity, transaction or other matter (other than one expressly offered to that director or officer in writing solely in his or her capacity as our director or officer), that director or officer will have no duty to communicate or offer that opportunity to us, and will be permitted to communicate or offer that opportunity to such member of the Sanchez Group or its affiliates and that director or officer will not, to the fullest extent permitted by law, be deemed to have (1) breached or acted in a manner inconsistent with or opposed to his or her fiduciary or other duties to us regarding the opportunity or (2) acted in bad faith or in a manner inconsistent with the best interests of our company or our stockholders. Pursuant to the terms of our restated certificate of incorporation, members of the Sanchez Group are not required to offer corporate opportunities to us, and our directors and officers may be permitted to offer certain corporate opportunities to members of the Sanchez Group before us.

 Transfer Agent and Registrar

        The transfer agent and registrar for our common stock is Continental Stock Transfer & Trust Company.

Listing

        Our common stock trades on the NYSE under the symbol "SN."

 SELLING STOCKHOLDERS

        We are registering 6,285,638 shares of common stock covered by this prospectus on behalf of the selling stockholders named in the table below that acquired their shares directly or indirectly from distributions by Sanchez Energy Partners I, LP ("SEP I"), as described below, or from us in connection with the grant of restricted stock awards.

        The table below identifies the selling stockholders and other information regarding the beneficial ownership of the common stock by the selling stockholders. The amounts listed under "Ownership of Common Stock Prior to Offering" in the table below represent the number and percentage of shares of common stock beneficially owned by the selling stockholders as of June 9, 2014. Because the selling stockholders may resell all or part of their shares, no estimates can be given as to the number of shares of common stock that will be held by the selling stockholders upon termination of any offering made hereby. For purposes of the table below, however, we have assumed that after termination of this offering none of the shares covered by this prospectus will be held by the selling stockholders. The percentages of shares owned are based on 53,125,398 shares of our common stock outstanding as of June 9, 2014. If a selling stockholder has the right to acquire beneficial ownership of shares within 60 days, such shares are deemed beneficially owned by such selling stockholder and are deemed to be outstanding solely for the purpose of determining the percentage of common stock of such selling stockholder, but such shares are not included in the computations for any other selling stockholder.

        We prepared the table based on information provided to us by the selling stockholders. We have not sought to verify such information. Additionally, the selling stockholders may have sold or transferred some or all of their shares of our common stock in transactions exempt from the registration requirements of the Securities Act since the date on which the information in the table was provided to us. Other information about the selling stockholders may also change over time. The selling stockholders include the persons and entities identified in the following schedule and the pledgees, donees (including charitable organizations), distributees, transferees, affiliates or other successors-in-interest.

	Ownership of Common Stock Prior to Offering			Ownership of Common Stock After Offering
			Number of Shares Being Offered
	Number	Percentage		Number	Percentage
Selling Stockholder
San Juan Oil & Gas No. 2, Ltd.(1)	707,333	1.33%	707,333	0	0%
Sanexco, Ltd.(2)	707,333	1.33%	707,333	0	0%
SEP Management I, LLC(3)	113,366	*	113,366	0	0%
Sanchez Oil & Gas Corporation(3)(4)	1,141,106	2.15%	1,141,106	0	0%
AEP Ltd. Partnership(5)	474,800	*	474,800	0	0%
Alicia M. Sanchez Charitable Lead Annuity Trust(6)	26,213	*	26,213	0	0%
A.R. Sanchez, Jr.(1)(2)(3)(4)(5)(6)(7)(8)	5,631,838	10.6%	5,631,838	0	0%
1988 Trust No. 11(8)	371,836	*	371,836	0	0%
1988 Trust No. 12(8)	371,836	*	371,836	0	0%
1988 Trust No. 13(8)	175,036	*	175,036	0	0%
1988 Trust No. 14(8)	371,836	*	371,836	0	0%
TAEP Security Trust(9)	50,000	*	50,000	0	0%
Antonio R. Sanchez, III(3)(4)(8)(9)(10)	2,083,308	3.92%	2,083,308	0	0%
Eduardo Sanchez(8)	371,836	*	371,836	0	0%

*
Less than one percent

(1)
San Juan Oil & Gas No. 2, Ltd. ("San Juan") is controlled by its general partner, Sanchez Management Corporation, a Texas corporation ("SMC"), which is managed by A. R. Sanchez, Jr., our Executive Chairman of the Board of Directors. Each of SMC and A. R. Sanchez, Jr. may be deemed to share voting and dispositive power over the shares of our common stock held by San Juan. Each of A. R. Sanchez, Jr. and SMC disclaims beneficial ownership of the shares or our common stock held by San Juan except to the extent of such person's pecuniary interests therein.

(2)
Sanexco, Ltd. ("Sanexco") is controlled by its general partner, SMC, which is managed by A. R. Sanchez, Jr. Each of SMC and A. R. Sanchez, Jr. may be deemed to share voting and dispositive power over the shares of our common stock held by Sanexco. Each of A. R. Sanchez, Jr. and SMC disclaims beneficial ownership of the shares or our common stock held by Sanexco except to the extent of such person's pecuniary interests therein.

(3)
Each of SOG, A. R. Sanchez, Jr. and Antonio R. Sanchez, III, our President and Chief Executive Officer and one of our directors, may be deemed to share voting and dispositive power over the shares of our common stock held by SEP Management. Each of SOG, Antonio R. Sanchez, III and A. R. Sanchez, Jr. disclaims beneficial ownership of the shares of our common stock held by SEP Management except to the extent of such person's pecuniary interests therein.

(4)
Each of A. R. Sanchez, Jr. and Antonio R. Sanchez, III may be deemed to share voting and dispositive power over the shares of our common stock held by SOG. A. R. Sanchez, Jr. is the founder and Chairman of the Board of Directors of SOG. Each of Antonio R. Sanchez, III and A. R. Sanchez, Jr. disclaims beneficial ownership of the shares of our common stock held by SOG except to the extent of such person's pecuniary interests therein. 841,106 of SOG's shares are held in a margin account with Morgan Stanley, and, an additional, 300,000 shares are pledged as collateral security for loans at Goldman Sachs Group, Inc.

(5)
A. R. Sanchez, Jr. is the general partner of AEP Ltd. Partnership, a Texas limited partnership ("AEP"), and may be deemed to share voting and dispositive power over the shares of our common stock held by AEP. A. R. Sanchez, Jr. disclaims beneficial ownership of the shares of our common stock held by AEP, except to the extent of his pecuniary interests therein.

(6)
A. R. Sanchez, Jr. is the sole trustee of the Alicia M. Sanchez Charitable Lead Annuity Trust ("CLAT"). A. R. Sanchez, Jr. disclaims beneficial ownership of the shares of our common stock held by CLAT, except to the extent of his pecuniary interests therein.

(7)
Includes 1,171,143 shares of our common stock held directly, 500,000 shares of which are restricted common stock and 585,643 shares of which are pledged as collateral security for loans at Morgan Stanley.

(8)
The 1988 Trust No. 11, the 1988 Trust No. 12, the 1988 Trust No. 13 and the 1988 Trust No. 14 (collectively, the "Trusts") each hold 371,836 shares of our common stock, except for 1988 Trust No. 13, which owns 175,036 shares of common stock. A. R. Sanchez, Jr., as the co-trustee of each of the Trusts, may be deemed to share voting and dispositive power over the shares of our common stock held by each of the Trusts. Antonio R. Sanchez, III, as co-trustee and beneficiary of 1988 Trust No. 11, may be deemed to share voting and dispositive power over the shares of our common stock held by 1988 Trust No. 11. Eduardo Sanchez, as co-trustee and beneficiary of 1988 Trust No. 13, may be deemed to share voting and dispositive power over the shares of our common stock held by 1988 Trust No. 13. A. R. Sanchez, Jr. disclaims beneficial ownership of the shares of our common stock held by each of the Trusts, except to the extent of his pecuniary interests therein. Antonio R. Sanchez, III disclaims beneficial ownership of the shares of our common stock held by 1988 Trust No. 11, except to the extent of his pecuniary interests therein. Eduardo Sanchez disclaims beneficial ownership of the shares of our common stock held by 1988 Trust No. 13, except to the extent of his pecuniary interests therein.

(9)
Antonio R. Sanchez, III, as co-trustee and beneficiary of TAEP Security Trust ("TAEP"), may be deemed to share voting and dispositive power over the 50,000 shares of our common stock held by TAEP. Antonio R. Sanchez, III disclaims beneficial ownership of the shares of our common stock held by TAEP, except to the extent of his pecuniary interests therein.

(10)
Includes 407,000 shares of our common stock held directly, 350,000 shares of which are restricted common stock.

        Mr. Sanchez, Jr., our Executive Chairman of the Board, is a director and greater than 10% shareholder of International Bancshares Corporation, the parent of IBC, which provides insurance brokerage services on a commission basis to the Company and its affiliates.

        Concurrently with the closing of our initial public offering in December 2011, we entered into a services agreement with SOG pursuant to which specified employees of SOG, including our executive officers, provide certain services to us with respect to our business under the direction, supervision and control of SOG. We reimburse SOG for the provision of services to us, including those provided by our executive officers, at a price equal to SOG's cost of providing such services, including all direct costs and indirect administrative and overhead costs (including the allocable portion of salary, bonus, incentive compensation and other amounts paid to persons that provide the services on SOG's behalf) allocated in accordance with SOG's regular and consistent accounting practices, including for any such costs arising from amounts paid directly by other members of certain affiliated persons on SOG's behalf or borrowed by SOG from certain affiliated persons, in each case in connection with the performance by SOG of services on our behalf. We also reimburse SOG for sales, use or other taxes, or other fees or assessments imposed by law in connection with the provision of services to us (other than income, franchise or margin taxes measured by SOG's net income or margin and other than any gross receipts or other privilege taxes imposed on SOG) and for any costs and expenses arising from or related to the engagement or retention of third party service providers.

        In connection with the services agreement, we entered into a licensing agreement with SOG pursuant to which it granted to us a license to the unrestricted proprietary seismic, geological and geophysical information related to our properties owned by SOG, and all such information related to our properties not otherwise licensed to us is to be interpreted and used by SOG for our benefit under the licensing agreement. In addition, also in connection with the services agreement, SOG entered into a contract operating agreement under which it agreed to develop, manage and operate our properties or engage a responsible unaffiliated industry operator and joint owner for such development, management and operation. No costs, fees or other expenses are payable by us under these agreements to the extent that they are included in the fee payable to SOG under the services agreement. The licensing agreement and contract operating agreement terminate concurrently with the termination or expiration of the services agreement.

        Under the services agreement, we are entitled to indemnification for certain liabilities, and are required to indemnify SOG and its affiliates for certain liabilities. SOG is required to indemnify us for third party infringement or misappropriation claims relating to the services performed by SOG or the data or other information provided to us or used by SOG in connection with the services, the licensing agreement or our operations based on the services provided by SOG. We, on the other hand, are otherwise required to indemnify SOG and its affiliates from liabilities relating to the services or products provided to us by SOG or our agreements with SOG, to the extent not directly caused by the gross negligence or willful misconduct of SOG or its affiliates. The initial term of the services agreement is five years. The term automatically extends for additional 12-month periods unless either party provides 180 days written notice otherwise prior to the expiration of the applicable 12-month period. Either party may terminate the agreement at any time upon 180 days written notice.

        The shares of our common stock offered by the selling stockholders are being registered in accordance with registration rights granted by us to the selling stockholders. In connection with a contribution, conveyance and assumption agreement with SEP I, pursuant to which SEP I contributed 100% of its limited liability company interests in SEP Holdings III, LLC to us in exchange for a cash payment of $50 million and the issuance by us of 22,090,909 shares of our common stock, and the closing of our initial public offering, we entered into a registration rights agreement with SEP I. Following the distributions in June 2012 and September 2012 of substantially all of our common stock that it held, SEP I assigned the rights under the registration rights agreement related to the shares that it distributed, to the extent that the shares constituted "Registrable Securities" (as defined in the registration rights agreement), which rights have been subsequently assigned to other transferee selling stockholders included in this prospectus. Under the registration rights agreement, persons holding Registrable Securities have certain demand, piggyback and Form S-3 registration rights relating to the resale of Registrable Securities pursuant to which we are required to use our best efforts to effect the registration of such Registrable Securities on the applicable form or to include such Registrable Securities in such registration or offering on the same terms and conditions as such other securities being registered, as applicable. These registration rights are subject to conditions and limitations, including the total number of demand registrations that we are required to effect, the right of the managing underwriter or underwriters to limit the number of shares to be included in a registration and our right to delay or withdraw a registration statement under specified circumstances. We are to pay all expenses relating to any demand, piggyback or Form S-3 registration, except for any underwriter or brokers' discounts or commissions. We also agreed to indemnify the holders of Registrable Securities with respect to certain liabilities under the securities laws in connection with registrations pursuant to the registration rights agreement.

        In connection with the appointment of our executive officers and directors, we entered into indemnification agreements with each of our directors and executive officers. These indemnification agreements require us to, among other things, indemnify these individuals against certain liabilities that may arise in connection with their status or service as one of our directors or executive officers or in their capacity at other specified entities at which they serve at our request and to advance their expenses incurred as a result of any proceeding for which they may be entitled to indemnification. These indemnification agreements are intended to provide indemnification rights to the fullest extent permitted under the Delaware General Corporation Law and are in addition to any other rights these individuals may have under our organizational documents or applicable law.

        In August 2013, we acquired approximately 40,000 net undeveloped acres in what we believe to be the core of the TMS for cash and shares of our common stock plus an initial 3 gross (1.5 net) well drilling carry. In connection with the TMS transactions, we established an Area of Mutual Interest ("AMI") in the TMS with SR Acquisition I, LLC ("SR"), a subsidiary of our affiliate Sanchez Resources, LLC ("Sanchez Resources"). Sanchez Resources is indirectly owned, in part, by our President and Chief Executive Officer and the Executive Chairman of our Board, who each also serve on our Board. Additionally, Eduardo Sanchez, Patricio Sanchez and Ana Lee Sanchez Jacobs, each an immediate family member of our President and Chief Executive Officer and the Executive Chairman of our Board, collectively, either directly or indirectly, own a majority of the equity interests of Sanchez Resources. Sanchez Resources is managed by Eduardo Sanchez, who is the brother of our President and Chief Executive Officer and the son of our Executive Chairman of the Board.

        As part of the transaction, we acquired all of the working interests in the AMI owned at closing from three sellers (two third parties and one related party of the Company, SR) resulting in our owning an undivided 50% working interest across the AMI through the TMS. The AMI holds rights to approximately 115,000 gross acres and 80,000 net acres.

        Total consideration for the TMS transactions consisted of approximately $70 million in cash and the issuance of 342,760 common shares of the Company, valued at approximately $7.5 million. The cash consideration provided to SR was $14.4 million. The acquisitions were accounted for as the purchase of assets at cost on the acquisition date.

        We have also committed, as a part of the total consideration, to carry SR for its 50% working interest in an initial 3 gross (1.5 net) TMS wells to be drilled within the AMI. In the event that we do not fulfill our obligations in a timely manner with regard to the initial TMS well commitment, we must re-assign the working interests acquired from SR. At the point that the minimum commitment is met, we will have fully paid for and earned all of our rights to the TMS acreage. If we desire, at our sole discretion, to continue drilling within the AMI after fulfilling the minimum well commitment, we would be required to carry SR in an additional 3 gross (1.5 net) TMS wells.

        In addition to the foregoing, A. R. Sanchez, Jr. or Antonio R. Sanchez, III are, or may in the future be, direct or indirect equity holders or beneficiaries or officers, directors or managers of, SOG and its affiliates, including one or more of the other selling stockholders named herein (to the extent not otherwise specifically disclosed above).

PLAN OF DISTRIBUTION

        We are registering the common stock covered by this prospectus to permit selling stockholders to conduct public secondary trading of such shares from time to time after the date of this prospectus. We will not receive any of the proceeds from the sale of the common stock by the selling stockholders. We will pay substantially all of the expenses incident to this offering of the shares by the selling stockholders to the public other than commissions and discounts of underwriters, brokers, dealers or agents.

        The selling stockholders may sell all or a portion of the shares of common stock beneficially owned by them and offered hereby from time to time directly to purchasers or through one or more underwriters, broker-dealers or agents, at market prices prevailing at the time of sale, at prices related to such market prices, at a fixed price or prices subject to change or at negotiated prices, by a variety of methods including the following:

  •
  on any national securities exchange or over-the-counter market on which the shares of common stock may be listed or quoted at the time of sale;

  •
  ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

  •
  block trades in which a broker-dealer may attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

  •
  purchases by a broker-dealer, as principal, and a subsequent resale by the broker-dealer for its account;

  •
  an exchange distribution in accordance with the rules of the applicable exchange;

  •
  privately negotiated transactions;

  •
  in transactions otherwise than on such exchanges or in the over-the-counter market;

  •
  through a combination of any such methods; or

  •
  through any other method permitted under applicable law.

        In addition, the selling stockholders may enter into option, derivative or hedging transactions with respect to the shares, and any related offers or sales of shares may be made pursuant to this prospectus. For example, the selling stockholders may:

  •
  enter into transactions involving short sales of the shares by broker-dealers in the course of hedging the positions they assume with selling stockholders;

  •
  sell shares short themselves and deliver the shares registered hereby to settle such short sales or to close out stock loans incurred in connection with their short positions;

  •
  write call options, put options or other derivative instruments (including exchange-traded options or privately negotiated options) with respect to the shares, or which they settle through delivery of the shares;

  •
  enter into option transactions or other types of transactions that require the selling stockholder to deliver shares to a broker, dealer or other financial institution, who may then resell or transfer the shares under this prospectus; or

  •
  lend or pledge the shares to a broker, dealer or other financial institution, which may sell the shares under this prospectus.

        In effecting sales, brokers-dealers engaged by the selling stockholders may arrange for other broker-dealers to participate. If the selling stockholders effect such transactions by selling the common stock to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the selling stockholders or commissions from purchasers of the common stock for whom they may act as agent or to whom they may sell as principal. Underwriters may sell securities to or through dealers, and dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agent.

        The selling stockholders and any underwriters, brokers, dealers or agents that participate in such distribution may be deemed to be "underwriters" within the meaning of the Securities Act, and any discounts, commissions or concessions received by any underwriters, brokers, dealers or agents might be deemed to be underwriting discounts and commissions under the Securities Act. Any selling stockholder who is an "underwriter" within the meaning of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act and the provisions of the Exchange Act and the rules thereunder relating to stock manipulation.

        There can be no assurance that any selling stockholders will sell any or all of the common stock under this prospectus. Further, we cannot assure you that any selling stockholder will not transfer, devise or gift the common stock by other means not described in this prospectus. In addition, any common stock covered by this prospectus that qualifies for sale under Rule 144 or Rule 144A of the Securities Act may be sold under Rule 144 or Rule 144A rather than under this prospectus. The common stock covered by this prospectus may also be sold to non-U.S. persons outside the U.S. in accordance with Regulation S under the Securities Act rather than under this prospectus. In order to comply with the securities laws of some states, the shares sold in those jurisdictions may only be sold through registered or licensed brokers or dealers. In addition, in some states, the shares may not be sold unless the shares have been registered or qualified for sale in that state or an exemption from registration or qualification is available and is complied with.

        Underwriters, dealers and agents who participate in the distribution of securities and their controlling persons may be entitled, under agreements that may be entered into with us, to indemnification by us and the selling stockholders against certain liabilities, including liabilities under the Securities Act, or to contribution with respect to payments that the underwriters, dealers or agents and their controlling persons may be required to make in respect of those liabilities.

        Any underwriter may engage in stabilizing and syndicate covering transactions in accordance with Rule 104 under the Exchange Act. Rule 104 permits stabilizing bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. The underwriters may over-allot offered securities, thereby creating a short position in the underwriters' account. Syndicate covering transactions involve purchases of offered securities in the open market after the distribution has been completed to cover syndicate short positions. Stabilizing and syndicate covering transactions may cause the price of the offered securities to be higher than it would otherwise be in the absence of such transactions. These transactions, if commenced, may be discontinued at any time.

LEGAL MATTERS

        The validity of the securities being offered by this prospectus will be passed upon for us by Akin Gump Strauss Hauer & Feld LLP, Houston, Texas, our outside legal counsel. Additional legal matters may be passed on for us, or any underwriters, dealers or agents, by counsel we will name in the applicable prospectus supplement.

 EXPERTS

        The consolidated financial statements incorporated by reference into this prospectus from our Annual Report on Form 10-K for the year ended December 31, 2013 have been audited by BDO USA, LLP, an independent registered public accounting firm, as stated in their report incorporated by reference herein.

        The statements of revenues and direct operating expenses for the assets expected to be acquired in the Catarina acquisition for each of the years in the three-year period ended December 31, 2013 incorporated by reference in this prospectus have been so incorporated in reliance on the report of BDO USA, LLP, an independent registered public accounting firm, incorporated herein by reference, given on the authority of said firm as experts in auditing and accounting.

        The statement of revenues and direct operating expenses for the assets acquired by SN Cotulla from Rock Oil Company, LLC for the year ended December 31, 2012, incorporated by reference into this prospectus has been audited by BDO USA, LLP, an independent registered public accounting firm, as stated in their report incorporated by reference herein.

        The statement of revenues and direct operating expenses for the assets acquired by SN Cotulla from Hess Corporation for each of the years in the two-year period ended December 31, 2012, incorporated by reference into this prospectus has been audited by BDO USA, LLP, an independent registered public accounting firm, as stated in their report incorporated by reference herein.

        The information incorporated by reference in this prospectus regarding estimated quantities of proved, probable and possible reserves, the future net income from those reserves and their present value as of December 31, 2013 is based on a reserve report prepared by Ryder Scott Company, L.P., independent reserve engineers. These estimates are incorporated by reference in this prospectus in reliance upon the authority of such firm as an expert in these matters.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.    Other Expenses of Issuance and Distribution.

        The following table sets forth the expenses (all of which are estimated) to be borne by us in connection with a distribution of securities registered under this Registration Statement.

SEC registration fee	$27,510
Accounting fees and expenses	$50,000
Legal fees and expenses	$25,000
Printing fees and expenses	$10,000
Transfer Agent fees and expenses	$5,000
Miscellaneous	$5,000

Total	$122,510

Item 15.    Indemnification of Directors and Officers.

        Sanchez Energy Corporation (the "Company") is incorporated in Delaware. Section 145(a) of the Delaware General Corporation Law (the "DGCL") provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

        Section 145(b) of the DGCL provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if he or she acted under similar standards to those set forth above, except that no indemnification may be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the court in which such action or suit was brought shall determine that despite the adjudication of liability, but in view of all the circumstances of the case, such person is fairly and reasonably entitled to be indemnified for such expenses which the court shall deem proper.

        Section 145 of the DGCL further provides that, to the extent a director or officer of a corporation has been successful in the defense of any action, suit or proceeding referred to in subsection (a) and (b) or in the defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith; that indemnification provided for by Section 145 of the DGCL shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and that the corporation may purchase and maintain insurance on behalf of a director or officer of the corporation against any liability asserted against such officer or director and incurred by him or her in any such capacity or arising out of his or her status as such, whether or not the corporation would have the power to indemnify him or her against such liabilities under Section 145 of the DGCL.

        The Company's restated certificate of incorporation provides that directors of the Company shall have no personal liability to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director to the fullest extent that the DGCL or any other law of the State of Delaware permits the limitation or elimination of the liability of directors.

        The Company's amended and restated by-laws provide that it will indemnify its directors and officers to the fullest extent permitted by Delaware law. The Company's amended and restated by-laws also permit it to purchase insurance on behalf of any officer, director, employee or other agent for any liability arising out of that person's actions as its officer, director, employee or agent, regardless of whether Delaware law would permit indemnification. Any amendment, repeal or modification of these provisions will be prospective only and would not affect any limitation on liability of a director for acts or omissions that occurred prior to any such amendment, repeal or modification.

        The Company has entered into indemnification agreements with each of its current directors and officers and intends to enter into indemnification agreements with each of its future directors and officers. These agreements require the Company to indemnify these individuals to the fullest extent permitted under Delaware law against liability that may arise by reason of their service to the Company, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified. The Company believes that the indemnification agreements will facilitate its ability to continue to attract and retain qualified individuals to serve as directors and officers.

Item 16.    Exhibits.

Exhibit Number		Description
1.1	*	Form of Underwriting Agreement.

2.1		Contribution, Conveyance and Assumption Agreement, dated as of December 19, 2011, by and between Sanchez Energy Partners I, LP and Sanchez Energy Corporation (filed as Exhibit 2.1 to the Company's Current Report on Form 8-K on December 23, 2011, and incorporated herein by reference).

2.2	†	Purchase and Sale Agreement by and between SWEPI LP and Shell Gulf of Mexico Inc., as Sellers, and Sanchez Energy Corporation, as Buyer, dated May 21, 2014, effective as of January 1, 2014 (filed as Exhibit 2.1 to the Company's Current Report on Form 8-K on May 22, 2014, and incorporated herein by reference).

3.1		Restated Certificate of Incorporation dated as of May 28, 2013 (filed as Exhibit 3.2 to the Company's Quarterly Report on Form 10-Q on November 8, 2013, and incorporated herein by reference).

3.2		Amended and Restated By-laws dated as of December 13, 2011 (filed as Exhibit 3.2 to the Company's Current Report on Form 8-K on December 19, 2011, and incorporated herein by reference).

4.1		Form of Common Stock Certificate (filed as Exhibit 4.1 to Amendment No. 3 to the Company's registration statement on Form S-1 (File. No. 333-176613) on November 25, 2011, and incorporated herein by reference).

4.2		Description of Common Stock (incorporated herein by reference to the Company's Form 8-A filed on December 9, 2011 (Registration No. 001-35372)).

4.3		Registration Rights Agreement, dated as of December 19, 2011, by and between Sanchez Energy Corporation and Sanchez Energy Partners I, LP (filed as Exhibit 10.3 to the Company's Current Report on Form 8-K on December 23, 2011, and incorporated herein by reference).

Exhibit Number		Description
5.1	**	Opinion of Akin Gump Strauss Hauer & Feld LLP as to the legality of the securities being registered.

23.1	**	Consent of BDO USA, LLP.

23.2	**	Consent of Ryder Scott Company L.P.

23.3	**	Consent of Akin Gump Strauss Hauer & Feld LLP (contained in Exhibit 5.1).

24.1	**	Power of Attorney (contained on signature page).

*
To be filed by amendment or as an exhibit to a Current Report on Form 8-K of the registrant in connection with the issuance of securities.

**
Filed herewith.

†
The exhibits and schedules to the Purchase and Sale Agreement have been omitted from this filing pursuant to Item 601(b)(2) of Regulation S-K. The Company will furnish copies of such omitted exhibits and schedules to the Securities and Exchange Commission upon request. Descriptions of such exhibits and schedules are on page iii of the Purchase and Sale Agreement.

Item 17.    Undertakings.

        The undersigned registrant hereby undertakes:

          1.     To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

    (i)
    to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

    (ii)
    to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

    (iii)
    to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

          Provided, however, that paragraphs (i), (ii) and (iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

          2.     That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          3.     To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          4.     That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

              (i)  Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

             (ii)  Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

          5.     That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser: (i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424; (ii) any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant; (iii) the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and (iv) any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

          6.     The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          7.     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933, and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on June 11, 2014.

SANCHEZ ENERGY CORPORATION
By:	/s/ ANTONIO R. SANCHEZ, III Antonio R. Sanchez, III, President and Chief Executive Officer

POWER OF ATTORNEY

        KNOW ALL MEN BY THESE PRESENTS, that each of the undersigned hereby constitutes and appoints Antonio R. Sanchez, III and Michael G. Long, and each of them, any of whom may act without joinder of the other, as his true and lawful attorney-in-fact and agent, with full power of substitution, for him and on his behalf and in his name, place and stead, in any and all capacities, to sign, execute and file this registration statement under the Securities Act of 1933, as amended, and any or all amendments (including, without limitation, post-effective amendments), with all exhibits and any and all documents required to be filed with respect thereto, with the Securities and Exchange Commission or any regulatory authority, granting unto such attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises in order to effectuate the same, as fully to all intents and purposes as he himself might or could do, if personally present, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done.

        Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities indicated:

Signature	Title	Date

/s/ ANTONIO R. SANCHEZ, III Antonio R. Sanchez, III	President, Chief Executive Officer and Director (Principal Executive Officer)	June 11, 2014
/s/ MICHAEL G. LONG Michael G. Long	Executive Vice President and Chief Financial Officer (Principal Financial Officer)	June 11, 2014
/s/ KIRSTEN A. HINK Kirsten A. Hink	Vice President and Principal Accounting Officer (Principal Accounting Officer)	June 11, 2014
/s/ A. R. SANCHEZ, JR. A. R. Sanchez, Jr.	Executive Chairman of the Board of Directors	June 11, 2014
/s/ ALAN G. JACKSON Alan G. Jackson	Director	June 11, 2014
/s/ GILBERT A. GARCIA Gilbert A. Garcia	Director	June 11, 2014
/s/ GREG COLVIN Greg Colvin	Director	June 11, 2014

EXHIBIT INDEX

Exhibit Number		Description
1.1	*	Form of Underwriting Agreement.

2.1		Contribution, Conveyance and Assumption Agreement, dated as of December 19, 2011, by and between Sanchez Energy Partners I, LP and Sanchez Energy Corporation (filed as Exhibit 2.1 to the Company's Current Report on Form 8-K on December 23, 2011, and incorporated herein by reference).

2.2	†	Purchase and Sale Agreement by and between SWEPI LP and Shell Gulf of Mexico Inc., as Sellers, and Sanchez Energy Corporation, as Buyer, dated May 21, 2014, effective as of January 1, 2014 (filed as Exhibit 2.1 to the Company's Current Report on Form 8-K on May 22, 2014, and incorporated herein by reference).

3.1		Restated Certificate of Incorporation dated as of May 28, 2013 (filed as Exhibit 3.2 to the Company's Quarterly Report on Form 10-Q on November 8, 2013, and incorporated herein by reference).

3.2		Amended and Restated By-laws dated as of December 13, 2011 (filed as Exhibit 3.2 to the Company's Current Report on Form 8-K on December 19, 2011, and incorporated herein by reference).

4.1		Form of Common Stock Certificate (filed as Exhibit 4.1 to Amendment No. 3 to the Company's registration statement on Form S-1 (File. No. 333-176613) on November 25, 2011, and incorporated herein by reference).

4.2		Description of Common Stock (incorporated herein by reference to the Company's Form 8-A filed on December 9, 2011 (Registration No. 001-35372)).

4.3		Registration Rights Agreement, dated as of December 19, 2011, by and between Sanchez Energy Corporation and Sanchez Energy Partners I, LP (filed as Exhibit 10.3 to the Company's Current Report on Form 8-K on December 23, 2011, and incorporated herein by reference).

5.1	**	Opinion of Akin Gump Strauss Hauer & Feld LLP as to the legality of the securities being registered.

23.1	**	Consent of BDO USA, LLP.

23.2	**	Consent of Ryder Scott Company L.P.

23.3	**	Consent of Akin Gump Strauss Hauer & Feld LLP (contained in Exhibit 5.1).

24.1	**	Power of Attorney (contained on signature page).

*
To be filed by amendment or as an exhibit to a Current Report on Form 8-K of the registrant in connection with the issuance of securities.

**
Filed herewith.

†
The exhibits and schedules to the Purchase and Sale Agreement have been omitted from this filing pursuant to Item 601(b)(2) of Regulation S-K. The Company will furnish copies of such omitted exhibits and schedules to the Securities and Exchange Commission upon request. Descriptions of such exhibits and schedules are on page iii of the Purchase and Sale Agreement.